Exhibit 10.3

Description of Compensation Arrangements for Non-Management Directors

Following is a description of the current compensation arrangements for the non-management directors of Constellation Brands, Inc.:

The Company’s current compensation program for non-management directors for their services as directors includes cash, restricted stock, and stock option components.

The cash component consists of (i) an annual retainer of $60,000, payable in quarterly installments of $15,000 at the beginning of each fiscal quarter; (ii) a Board meeting fee of $2,500 for each Board meeting attended (which includes regular, special and annual Board meetings and attendance in person or by conference telephone); (iii) a committee meeting fee of $1,500 per meeting attended (including by conference telephone); and (iv) an annual fee of $12,000 (payable in quarterly installments of $3,000) to the Chair of the Audit Committee and an annual fee of $9,000 (payable in quarterly installments of $2,250) to the position of Chairs of each of the Human Resources Committee and the Corporate Governance Committee.

Long-term incentive awards in the form of options and restricted stock are another element of non-management director compensation. Long-term incentive awards in the form of, among others, stock options, stock appreciation rights and restricted stock are available for grant under the Company’s Long-Term Stock Incentive Plan. Each non-management director receives annually, if and as approved by the Board of Directors, a stock option grant and a restricted stock award. The number of shares that may be subject to an annual option grant will not exceed the number obtained by dividing $70,000 by the closing price of a share of the Company’s Class A Common Stock on the date of the grant. The number of shares of restricted stock that may be awarded is calculated by dividing the sum of $40,000 by the closing price of a share of the Company’s Class A Common Stock on the date of grant.  While the Board has the flexibility to determine at the time of each grant or award the vesting provisions for that grant or award, historically stock option grants vest six (6) months following the date of grant and annual awards of restricted stock vest one (1) year from the date of grant. The plan, the form of Terms and Conditions Memorandum provided to non-management directors who receive options and the form of restricted stock agreement are filed as Exhibits 10.4 through 10.10, 10.12 and 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006.

Non-management directors are reimbursed for reasonable expenses incurred in connection with their attendance at Board and committee meetings. They also receive complimentary Company products having a value of up to $5,000 and are eligible to participate in a matching contribution program of the Company whereby they can direct a portion of the Company’s charitable contributions not in excess of $5,000.

Members of the Board of Directors who are members of management serve without receiving any additional fee or other compensation for their service on the Board.